Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in the Registration Statement No. 2-93928 and No. 33-40028 on Form S-8 for J.B. Hunt Transport Services, Inc. of our report dated March 11, 2005, with respect to the consolidated balance sheet of J.B. Hunt Transport Services, Inc. and subsidiaries as of December 31, 2004, and the related consolidated statements of earnings, stockholders’ equity and comprehensive income and cash flows for each of the years in the two-year period ended December 31, 2004, which report appears in the December 31, 2005, annual report on Form 10-K of J.B. Hunt Transport Services, Inc.

/s/ KPMG LLP

Tulsa, Oklahoma

March 8, 2006